Exhibit 2.3
Plan of Merger

                                 PLAN OF MERGER

         This Plan of Merger is made and entered into this 18th day of July, 2001, by and between ZKID NETWORK COMPANY, a Nevada corporation, ("ZKID NEVADA" or the "Surviving corporation"), and Z.KID NETWORK.COM, INC., a Delaware corporation, ("ZKID DELAWARE" or the "Disappearing Corporation").

                                    RECITALS

         A. ZKID NEVADA is a corporation organized and existing under the laws of the State of Nevada and has authorized capital stock consisting of 100,000,000 shares of common stock, par value $0.0001 per share, of which 21,857,034 shares are issued and outstanding.

         B. ZKID DELAWARE is a corporation in organization under the laws of the State of Nevada and has authorized capital stock consisting of 10,000 shares, par value $0.001 per share, of which 5,000,000 shares are issued and outstanding of which 3,000 are owned by Zkid Network Company.

         C. The  Board  of  Directors   of  ZKID  NEVADA  and   ZKID   DELAWARE,
respectively, deem it advisable for ZKID DELAWARE to merge with and into ZKID NEVADA.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, ZKID NEVADA and ZKID DELAWARE hereby agree to the following Plan of Merger:

         1. Names of Constituent Corporations. ZKID DELAWARE will merge with and into ZKID NEVADA. ZKID NEVADA will be the Surviving Corporation.

         2. Terms and Conditions of Merger. The effective date of merger will be the date upon which the Articles of Merger are filed with the Nevada and Delaware Secretaries of State. Upon the effective date of the merger the separate corporate existence of ZKID DELAWARE will cease; title to all real estate and other property owned by ZKID DELAWARE will be vested in ZKID NEVADA without reversion or impairment; and the Surviving Corporation will have all liabilities of ZKID DELAWARE. Any proceeding pending by or against ZKID DELAWARE may be continued as if such merger did not occur, or the Surviving Corporation may be substituted in the proceeding for ZKID DELAWARE.

         3. Governing Law. The laws of the State of Nevada will govern the Surviving Corporation.

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         4. Name.  The name of the  Surviving  Corporation  will be ZKID NETWORK
COMPANY.

         5. Registered Office. The present address of the registered office of the Surviving and Disappearing corporation's is 445 East Erie St., Suite 106, Chicago, IL 60610.

         6. Accounting. The assets and liabilities of ZKID NEVADA and ZKID DELAWARE (collectively the "Constituent Corporations") as of the effective date of the merger will be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations. The Surviving Corporation agrees to perform all outstanding contractual duties and obligations of the Disappearing Corporation.

         7. Bylaws. The Bylaws of ZKID NEVADA as of the effective date of the merger will be the Bylaws of the Surviving Corporation until the same will be altered or amended in accordance with the provisions thereof.

         8. Directors. The directors of ZKID NEVADA as of the effective date of the merger will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

         9. Manner and Basis of Converting Shares. As of the effective date of the merger:

                  (a) Each share of ZKID DELAWARE common stock, with a par value of $0.001 per share, issued and outstanding will be cancelled effective with the filing of the Articles of Merger.

                  (b) Zkid agrees to become the obligor to the issued and outstanding convertible debt securities of Z.Kid Network.com, Inc. and issue its common shares to the note holders upon exchange in the equity percentage ranges set forth in the Convertible Promissory Notes.

         10. Shareholder Approval. This Plan of Merger will be submitted to the shareholders of ZKID DELAWARE for its approval in the manner provided by law. After approval, the Articles of Merger will be filed as required under the laws of the State of Nevada.

         11.  Rights  of  Dissenting   Shareholders.   ZKID  NEVADA,   the  sole
shareholder of ZKID DELAWARE will waive any dissenting rights.

         12. Termination of Merger. This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both ZKID NEVADA and ZKID DELAWARE. If the merger is terminated, there will be no liability on the part of either Constituent Corporation, their respective Boards of Directors, or shareholders.

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         13. Counterparts.  This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies will be and constitute an original instrument.

         IN WITNESS WHEREOF, this Plan of Merger has been adopted by the undersigned corporations as of this 18th day of July, 2001.


ZKID NETWORK COMPANY                             Z.KID NETWORK.COM, INC.


By: /s/ Donald Weisberg                          By: /s/ Jon A. Darmstadter
   ---------------------------                      ---------------------------
Name: Donald Weisberg                            Name: Jon A. Darmstadter
Title: President                                 Title: President